Exhibit 4.1

NEITHER THIS WARRANT NOR ANY UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND NEITHER THIS WARRANT NOR ANY UNDERLYING SECURITIES MAY BE OFFERED FOR SALE OR SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT, UNLESS SUCH OFFER, SALE, ASSIGNMENT OR OTHER TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

THIS WARRANT IS NOT DETACHABLE FROM THE SHARES OF PREFERRED STOCK OF THE ISSUER WITH WHICH IT HAS BEEN ISSUED, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

NON-DETACHABLE WARRANT TO PURCHASE SHARES OF COMMON STOCK

For value received and subject to the provisions set forth in this warrant (this “Warrant”), 2335887 Limited Partnership, an Ontario limited partnership, and its permitted assigns are entitled to purchase from Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Company”), the number of Shares specified below at the Exercise Price per share specified below at the time or times during the term of this Warrant specified below.

Warrant Date:	February 27, 2013

Warrant Coverage:	$10,000,000.

Shares:	The number of Shares for which this Warrant is exercisable shall equal the Warrant Coverage divided by the Exercise Price, rounded down to the nearest whole number of Shares.

Exercise Price:	See Section 1(g) below.

Term of Warrant:	See Section 2 below.

Series of Warrant:	Series A Warrants.

The number of Shares for which this Warrant is exercisable and the Exercise Price are subject to further adjustment as specified in Section 6.

This Warrant has been issued pursuant to either (x) the Securities Purchase Agreement dated as of the Closing Date (the “Securities Purchase Agreement”) by and between the Company and 2335887 Limited Partnership, an Ontario limited partnership, (y) the Securities Purchase Agreement dated as of August 3, 2012 (the “August SPA”) by and among the Company, 2335887 Limited Partnership, an Ontario limited partnership, DK Landmark, LLC, a Florida limited liability company, and Elco Landmark Residential Holdings LLC, a Delaware limited liability company (“ELRH”), or (z) the Master Contribution and Recapitalization Agreement dated as of

August 3, 2012 (the “Master Contribution Agreement” and, together with the Securities Purchase Agreement and the August SPA, the “Purchase Agreements” and each a “Purchase Agreement”) by and among the Company, ELRH and the other parties thereto. This Warrant has been issued as one in a series of substantially similar warrants issued or to be issued, together with shares of one or more series of the Company’s preferred stock, pursuant to the Purchase Agreements (all such warrants collectively, including this Warrant, the “Transaction Warrants”). Any provision of this Warrant may be amended, waived or modified with the written consent of the Company (as authorized by its Board of Directors) and the Holder of this Warrant. In addition, if any amendment, waiver or modification is to be made to all outstanding Transaction Warrants and affects all holders thereof equally (except for such differences as arise solely from the differing warrant coverages thereof), then the Holder of this Warrant agrees that such amendment, waiver or modification may be effected with the written consent of the Company (as authorized by its Board of Directors) and the holders of Transaction Warrants representing at least a majority of the shares of the Company’s capital stock underlying all then outstanding Transaction Warrants. In addition, if any amendment, waiver or modification is to be made to all outstanding Series Warrants, then the Holder of this Warrant agrees that such amendment, waiver or modification may be effected with the written consent of the Company (as authorized by its Board of Directors) and the holders of Series Warrants representing at least a majority of the shares of the Company’s capital stock underlying all then outstanding Series Warrants. The Company agrees that, in the event that any amendment, modification or waiver is made to any Transaction Warrant for the benefit of the holder thereof that is not concurrently made to this Warrant, then the Company shall promptly provide written notice to the Holder of such amendment, waiver or modification and, if requested in writing by the Holder, shall forthwith make such amendment, waiver or modification to this Warrant.

1. Definitions. The following capitalized terms used in this Warrant shall have the following meanings:

(a) “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

(b) “Affiliated Group” means any group of two or more Persons comprised of a Person (the “Parent”) and its direct or indirect wholly owned Affiliates (it being understood that an Affiliated Group may, but need not, include the Parent).

(c) “Applicable Stock” means the Common Stock.

(d) “Change of Control” means any transaction or series of related transactions that both (i) constitutes a “Change of Control” (as defined in the Stapled Preferred Articles) and (ii) pursuant thereto, assuming for this purpose that the Shares were issued and outstanding immediately prior thereto, the holder of the Shares would be entitled to receive consideration in respect of the Shares in the form of cash, property, securities of a Person other than the Company, or a combination of the foregoing.

(e) “Closing Date” means February 27, 2013.

(f) “Common Stock” means (i) the common stock, $.01 par value per share, of the Company, (ii) upon any exchange, reclassification or other change in such common stock, any security into which such common stock may be exchanged, reclassified or otherwise changed, and (iii) upon any further exchange, reclassification or other change in any security described in this definition, any security into which the securities described in this definition may be further exchanged, reclassified or otherwise changed.

(g) “Exercise Price” means the exercise price per share of Applicable Stock and shall equal: (i) if this Warrant is exercised pursuant to Section 3(c) in connection with a Change of Control, the Floor Price, and (ii) if this Warrant is exercised pursuant to Section 3(b), the greater of (x) the Floor Price and (y) 80% of the IPO Price.

(h) “Floor Price” means $9.00 per share, subject to adjustment as specified in Section 6.

(i) “Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.

(j) “IPO” means the consummation of the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of Common Stock registered under the U.S. Securities Act, and/or applicable securities legislation in Canada that occurs after the Warrant Date and, in conjunction with which, such shares of Common Stock are listed for trading on the New York Stock Exchange, the Nasdaq Stock Market and/or the Toronto Stock Exchange.

(k) “IPO Price” means the public offering price per share of Common Stock (before giving effect to any underwriting discounts or commissions) specified in the final prospectus with respect to the IPO.

(l) “Other Warrants” means any warrant issued upon transfer of or in lieu of this Warrant. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

(m) “Permitted Transferee” means any Affiliate of the Holder or any Qualified Institutional Investor.

(n) “Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

(o) “Preferred Maturity Date” means the second anniversary of the Original Issue Date (as defined in the Stapled Preferred Articles), being the date upon which the Preferred Stock is mandatorily redeemable pursuant to its terms, as such date may be extended from time to time at the option of the Company pursuant to the terms of the Preferred Stock. For avoidance of doubt, for purposes of this Warrant, the term “Preferred Maturity Date” shall refer to such initial or extended scheduled mandatory redemption date, notwithstanding any redemption of the Preferred Stock prior to such date.

(p) “Preferred Redemption Date” means the earliest of (i) the date on which all of the then outstanding shares of Preferred Stock are redeemed by the Company pursuant to the provisions thereof, (ii) the Preferred Maturity Date, (iii) the date on which an Optional Redemption Notice (as defined in the Stapled Preferred Articles) is delivered to the Company, and (iv) the date on which a Special Redemption Notice (as defined in the Stapled Preferred Articles) is delivered by the Company to holders of the Preferred Stock.

(q) “Preferred Stock” means (i) the Company’s 9.75% Series A Cumulative Non-Convertible Preferred Stock, $.01 par value per share, if the Series of Warrant designation above is “Series A Warrants,” (ii) the Company’s 9.75% Series B Cumulative Non-Convertible Preferred Stock, $.01 par value per share, if the Series of Warrant designation above is “Series B Warrants,” and (iii) the Company’s 9.75% Series C Cumulative Non-Convertible Preferred Stock, $.01 par value per share, if the Series of Warrant designation above is “Series C Warrants.”

(r) “Qualified Company Acquisition” means a Change of Control pursuant to which, assuming for this purpose that the Shares were issued and outstanding immediately prior thereto, the holder of the Shares would be entitled to receive consideration in respect of the Shares solely in the form of cash, equity securities issued by a Person other than the Company and listed for trading on a national securities exchange in the United States, or a combination of the foregoing.

(s) “Qualified Institutional Investor” means (i) a nationally chartered bank that has a combined capital and surplus of at least $100 million, (ii) a pension fund, pension trust or pension account that has total assets of at least $500 million and that is managed by a person or entity that controls/manages at least $1 billion of real estate equity assets, (iii) with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), a real estate private equity fund or real estate investment trust that has total assets of at least $500 million and that is managed by a person or entity that controls/manages at least $1 billion of real estate equity assets, (iv) a pension fund advisor that controls/manages at least $500 million of real estate equity assets, (v) an insurance company that is subject to supervision by the insurance commissioner, or similar official or agency, of a state or territory of the United States (including the District of Columbia) which has a net worth of at least $250 million and controls real estate equity assets of at least $500 million, or (vi) any corporation, partnership or limited liability company that is majority-owned by one or more of the foregoing entities.

(t) “Series Warrants” means, collectively, this Warrant and all other Transaction Warrants, if any, that, upon original issuance thereof, are attached to shares of Preferred Stock, as the Stapled Preferred Shares.

(u) “Shares” means the shares of Applicable Stock issuable upon exercise of this Warrant.

(v) “Stapled Preferred Articles” means the articles supplementary with respect to the Preferred Stock, as filed on or about August 2, 2012 with the Department of Assessments and Taxation of the State of Maryland, as the same may be amended from time to time, and the articles supplementary with respect to the Preferred Stock, as filed on or about February 25, 2013 with the Department of Assessments and Taxation of the State of Maryland, as the same may be amended from time to time.

(w) “Stapled Preferred Shares” means, as of any time of determination, such of the shares of Preferred Stock originally issued, concurrently with the original issuance of this Warrant, to the original holder of this Warrant pursuant to the applicable Purchase Agreement to which this Warrant, as of such time, remains attached in accordance with the provisions of Section 7(b) hereof.

(x) “Stated Expiration Date” means the later of (i) the third anniversary of the Closing Date and (ii) the Preferred Maturity Date; provided, however, that in no event shall the Stated Expiration Date be later than the fifth anniversary of the Original Issue Date (as defined in the Stapled Preferred Articles).

(y) “U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2. Term. Subject to the provisions of this Section 2, the right to purchase Applicable Stock upon exercise hereof is exercisable at any time and from time to time prior to the expiration of this Warrant: (i) following the IPO pursuant to Section 3(b); and (ii) in connection with a Change of Control pursuant to Section 3(c). This Warrant shall immediately expire and cease to be exercisable upon the earliest to occur of: (w) 5:00 p.m. New York local time on the Stated Expiration Date, (x) 5:00 p.m. New York local time on the date that is 60 days after the IPO (or, if such date is not a business day, then on the first business day thereafter), (y) the consummation of a Qualified Company Acquisition (unless this Warrant is exercised concurrently therewith pursuant to Section 3(c)) and (z) the cancellation of this Warrant pursuant to Section 4; provided, however, that in the event that (A) on or before the Stated Expiration Date, a public announcement or filing is made with respect to, or the Company enters into any agreement contemplating, any transaction that constitutes a Change of Control, (B) on or before the Stated Expiration Date, a conditional exercise of this Warrant is initiated pursuant to Section 3(c)(ii) in connection therewith and (C) as of the Stated Expiration Date, (1) such transaction has been neither consummated nor abandoned, (2) such agreement, if any, has not terminated and (3) such conditional exercise remains in effect, then notwithstanding anything in this Warrant to the contrary, the term of this Warrant shall be extended and this Warrant shall remain exercisable, but only with respect to such Change of Control, for so long and to the extent necessary to give full effect to such conditional exercise in accordance with the provisions of Section 3(c)(ii).

3. Payment and Exercise.

(a) Generally.

(i) Methods of Exercise. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, at such time or times as provided herein, at the election of the Holder, by (A) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed and indicating under which subsection of this Section 3 such purchase right is being exercised) at the principal office of the Company and (B) compliance with the other provisions of the applicable subsection of this Section 3. The purchase right represented by this Warrant is also subject to automatic exercise in connection with a Qualified Company Acquisition, without any action on the part of the Holder, pursuant to the provisions of Section 3(c)(iii).

(ii) Payment of Exercise Price. The aggregate amount payable to the Company upon exercise of the purchase right represented by this Warrant may be paid (x) by wire transfer to an account designated by the Company; (y) in the case of any exercise of this Warrant pursuant to Section 3(c) concurrently with the redemption of the Preferred Stock, by setoff, at the written election of the Holder, of the full redemption price payable by the Company to the Holder with respect to any Stapled Preferred Share (other than the portion of such redemption price in excess of the amount of the Liquidation Preference (as defined in the Stapled Preferred Articles), which portion shall remain payable in cash by the Company in connection with such redemption in accordance with the terms of the Preferred Stock); or (z) by any combination of the foregoing methods.

(iii) Issuance of Shares and Certificates. The Person or Persons in whose name(s) any certificate(s) representing Shares of Applicable Stock shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder as soon as possible and in any event within ten (10) business days after such exercise; provided, however, that at such time as the Company’s securities may be listed on a securities exchange or a public market may otherwise exist for the Company’s securities, if requested by the Holder, the Company shall (or shall cause its transfer agent to) deliver the certificates representing the Shares issued upon exercise of this Warrant to a broker or other Person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant; and provided further, however, that, in the event that this Warrant is exercised pursuant to Section 3(c) concurrently with the consummation of a Change of Control, the Company shall (or shall cause its transfer agent to) deliver the certificates representing the Shares issued upon exercise of this Warrant to a paying agent or other Person (as directed by the Holder exercising this Warrant), to the extent delivery of such certificates is necessary, within the time period required in order to permit the Holder to tender or surrender such Shares in exchange for the consideration payable in respect of such Shares in such transaction.

(iv) Limitations on Exercise. The purchase right represented by this Warrant and by all other Series Warrants, if any, collectively (a) may be exercised, in whole or in part, by the holders of Series Warrants representing at least a majority of the shares of the Company’s capital stock underlying all then outstanding Series Warrants (it being understood that the Series Warrants may be exercised with respect to less than a majority of the shares of the Company’s capital stock underlying all then outstanding Series Warrants and there shall be no minimum number of such shares that must be acquired upon the exercise of this Warrant or any other Series Warrants, if any), and (b) may not be exercised on more than one occasion. In the event of any partial exercise of this Warrant, or in the event that any other Series Warrant is exercised, in whole or in part, without the substantially concurrent exercise of this Warrant, then this Warrant shall immediately terminate and be of no further force or effect as to the unexercised portion thereof. In no event may this Warrant be exercised for any fractional Share.

(b) Exercise Following IPO. From and after the day after the IPO, the purchase right represented by this Warrant may be exercised pursuant to this Section 3(b) by (A) compliance with the provisions of Section 3(a)(i) hereof and (B) the payment to the Company, in accordance with Section 3(a)(ii) hereof, of an amount equal to the Exercise Price multiplied by the whole number of Shares then being purchased.

(c) Exercise Relating to Change of Control.

(i) From and after the later of (i) the consummation of a Change of Control and (ii) the Preferred Redemption Date, the purchase right represented by this Warrant may be exercised pursuant to this Section 3(c) by (A) (1) compliance with the provisions of Section 3(a)(i) hereof and (2) subject to the provisions of Section 3(c)(ii) hereof with respect to any conditional exercise, the payment to the Company, in accordance with Section 3(a)(ii) hereof, of an amount equal to the Exercise Price multiplied by the whole number of Shares then being purchased; or (B) automatic exercise of this Warrant pursuant to the provisions of Section 3(c)(iii) hereof. The Company shall provide at least twenty (20) days’ advance written notice to the Holder of the consummation of any Change of Control.

(ii) In connection with any contemplated Change of Control not yet consummated, the Holder shall have the right to make the effectiveness of its exercise pursuant to this Section 3(c) contingent upon the consummation of such Change of Control and effective immediately prior thereto, provided that the Preferred Redemption Date shall have occurred on or prior to the consummation of such Change of Control. Any such conditional exercise shall in all other respects be binding and irrevocable. In the event of any conditional exercise pursuant to this Section 3(c)(ii), (A) the Company shall provide at least ten (10) business days’ advance written notice to the Holder of the date of consummation of such Change of Control and (B) the Holder shall not be obligated to tender payment of the amount required by Section 3(c)(i) until immediately prior to the consummation of such Change of Control. If (x) such Change of Control is not consummated within ninety (90) days after delivery by the Holder of its notice of conditional exercise (subject to one or more extensions of at least thirty (30) days each, in the sole discretion of the Holder, by written notice to the Company delivered prior to the expiration of such initial or previously extended period, as the case may be, it being understood that such period may be extended beyond the otherwise applicable expiration of the term of this Warrant to the extent provided in Section 2) or (y) such Change of Control is abandoned or the agreement, if any, contemplating such Change of Control is terminated, then such exercise shall thereupon be null and void, and the Company promptly shall return to the Holder the purchase amount to the extent previously tendered by the Holder.

(iii) In the event of the consummation of a Qualified Company Acquisition, if this Warrant is not exercised, in whole or in part, concurrently therewith at the election of the Holder, then this Warrant shall be automatically exercised pursuant to this Section 3(c)(iii), without any action on the part of the Holder, effective immediately prior to the consummation of such Qualified Company Acquisition, upon the terms and subject to the conditions set forth below; provided, however, that the Holder may affirmatively and irrevocably opt out of such automatic exercise by written notice to the Company given not later than three (3) business days prior to the consummation of such Qualified Company Acquisition.

(1) Upon automatic exercise pursuant to this Section 3(c)(iii), this Warrant shall be converted (without payment by the Holder of any exercise price or any cash or other consideration) into that number of shares of fully paid and nonassessable Applicable Stock as is determined according to the following formula:

X	=	Y * (A – B)
A

Where:	X =	the number of shares of Applicable Stock to be issued to the Holder;

	Y =	the number of shares of Applicable Stock purchasable under this Warrant (at the date of such calculation), being an amount equal to the Warrant Coverage divided by the Floor Price, rounded down to the nearest whole number of shares;

	A =	the fair market value of one share of Applicable Stock (at the date of such calculation); and

	B =	the Floor Price.

No automatic exercise of this Warrant shall occur if the number of shares to be issued determined in accordance with the foregoing formula is not a positive number. No fractional shares shall be issuable upon such conversion, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share. Such conversion shall be effective immediately prior to the consummation of the Qualified Company Acquisition, irrespective of whether this Warrant shall have been surrendered. The Holder agrees to surrender this Warrant promptly thereafter upon the written request of the Company. For all purposes of this Warrant, shares issued pursuant to such conversion shall be treated as if they were issued upon the exercise of this Warrant.

(2) For purposes of this Section 3(c)(iii), the fair market value of a share of Applicable Stock shall mean the value of the consideration to be received per share of Applicable Stock by holders of the Applicable Stock in such Qualified Company Acquisition, being the sum of (x) the amount of any cash plus (y) the value of any equity securities as determined (I) in accordance with the valuation methodology set forth in the definitive agreement with respect to the Qualified Company Acquisition or (II) in the absence of such methodology or such agreement, based on the closing price for such equity security on the trading day immediately preceding the date of consummation of such Qualified Company Acquisition. Promptly following the Qualified Company Acquisition, the Company shall deliver to the Holder a certificate, executed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share fair market value of the Applicable Stock.

4. Cancellation Option upon Certain Change of Control Transactions. In the event of the consummation of a Change of Control (other than a Qualified Company Acquisition), if this Warrant is not exercised, in whole or in part, concurrently therewith at the election of the Holder, then the Company shall have the right and option (but not the obligation) to cancel this Warrant, effective upon the consummation of such Change of Control, in exchange for the cash consideration, if any, and upon the other terms and subject to the conditions set forth below. If the Company does not exercise its rights under this Section 4, then the Holder shall have the right and option (but not the obligation) to compel the Company to cancel this Warrant, effective upon the consummation of such Change of Control, in exchange for the cash consideration, if any, and upon the other terms and subject to the conditions set forth below.

(a) Notice of Cancellation. The Company will notify the Holder of its election whether or not to cancel this Warrant in accordance with this Section 4 by written notice to the Holder (the “Company Election Notice”) given not later than five (5) business days prior to the consummation of such Change of Control and not earlier than ten (10) business days prior to such consummation; provided, however, that the Company shall not be permitted to exercise its cancellation option, and shall not be required to deliver the Company Election Notice, to the extent that, prior to delivery of such notice, the Holder shall have initiated a conditional exercise of this Warrant in connection with such Change of Control pursuant to Section 3(c)(ii); and provided further, however, that, if the Company Election Notice indicates that the Company intends to exercise its cancellation rights, the Holder nevertheless shall remain entitled to conditionally exercise this Warrant in connection with such Change of Control pursuant to Section 3(c)(ii) if such exercise is initiated not later than two (2) business days prior to the consummation of such Change of Control, in which event the Company Election Notice shall thereupon be null and void. If the Company Election Notice indicates that the Company does not intend to exercise its cancellation rights, then the Holder may, by written notice to the Company (the “Holder Election Notice”), given not later than two (2) business days prior to the consummation of the Change of Control, direct the Company to cancel this Warrant pursuant to the provisions of this Section 4. Any cancellation of this Warrant pursuant to this Section 4 shall be deemed to be contingent and effective only upon the consummation of the Change of Control, and shall in all other respects be binding and irrevocable. From and after the delivery of a Holder Election Notice by the Holder or, subject to the second proviso of the first sentence of this Section 4(a), from and after the delivery of a Company Election Notice by the Company indicating the Company’s intention to exercise its cancellation rights, and throughout and including the consummation of such Change of Control, the Holder shall not be permitted to exercise this Warrant in connection with such Change of Control. If such Change of Control is abandoned or the agreement, if any, contemplating such Change of Control is terminated, any elections made by the Company or the Holder shall thereupon be null and void.

(b) Consideration. In exchange for the cancellation of this Warrant, the Company shall pay, or cause to be paid, upon the consummation of such Change of Control, an amount in cash (the “Cancellation Price”) equal to the excess, if any, of (i) the aggregate fair market value of the shares of Applicable Stock purchasable under this Warrant (being a number of shares equal to the Warrant Coverage divided by the Floor Price, rounded down to the nearest whole number of Shares) over (ii) the Warrant Coverage. The Cancellation Price shall be paid by wire transfer of immediately available funds to an account designated in writing by the Holder; provided, however, that, if the Holder fails to timely deliver in writing to the Company valid wire transfer instructions and such other information, if any, as may be reasonably necessary for the Company to pay the Cancellation Price to the Holder, then in the event that (A) on the date of consummation of such Change of Control the Company has set aside in trust the full amount of the Cancellation Price for the benefit of the Holder and (B) irrevocable instructions have been given by the Company to the trustee of such trust to pay in full the Cancellation Price to the Holder, then the Company shall be deemed to have satisfied its obligations to pay the Cancellation Price in accordance with this Section 4(b). The Cancellation Price shall be subject to adjustment after the consummation of such Change of Control as provided in Section 4(d).

(c) Fair Market Value. For purposes of this Section 4, the fair market value of a share of Applicable Stock shall mean the value per share attributable to the Applicable Stock in such Change of Control. Such fair market value shall be determined in good faith by the Company’s Board of Directors, subject to adjustment after the consummation of such Change of Control as provided in Section 4(d). To the extent reasonably practicable, the Company shall afford the Holder a reasonable opportunity prior to the consummation of such Change of Control to consult with the Company in connection with the determination of such fair market value.

(d) Post-Closing Adjustment to Cancellation Price.

(i) Regardless of whether or not the Company elects to exercise the cancellation right under this Section 4, the Company Election Notice delivered to the Holder pursuant to Section 4(a) shall contain a statement, executed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share fair market value of the Applicable Stock as of the consummation of the Change of Control and the resulting calculation of the Cancellation Price; provided, however, that, if, at the time of delivery of the Company Election Notice, the per share fair market value of the Applicable Stock as of the consummation of the Change of Control is not then fixed or determinable under the terms applicable to the Change of Control, then (A) such statement contained in the Company Election Notice shall reflect the good faith estimate of such amounts by the Company’s Board of Directors and (B) promptly following the consummation of the Change of Control, the Company shall deliver to the Holder an updated statement consistent with the Cancellation Price actually paid or payable upon such consummation (such updated statement, or such initial statement if no updated statement is required to be delivered hereunder, being the “Cancellation Price Statement”). In the event that the Holder objects to the determination set forth in the Cancellation Price Statement, then within ninety (90) days after the later of the consummation of the Change of Control and delivery of the Cancellation Price Statement (the “Response Period”), the Holder shall deliver to the Company a written notice (an “Objection Notice”) describing in reasonable detail the Holder’s objections and setting forth the Holder’s determination of the per share fair market value of the Applicable Stock and the resulting calculation of the Cancellation Price. During the Response Period, the Company shall provide the Holder and its agents and representative with reasonable access to the books and records of the Company and to the management of the Company, together with support for the determination of the valuation contained in the Cancellation Price Statement. If the Holder does not deliver an Objection Notice to the Company during the Response Period, or if the Holder sends express written notice to the Company prior to the end of the Response Period that it accepts the Cancellation Price Statement (an “Acceptance Notice”), then the Company’s determination of the per share fair market value of the Applicable Stock and the resulting calculation of the Cancellation Price shall be binding and conclusive on the parties, and no adjustment to the Cancellation Price shall be made. For avoidance of doubt, the Holder’s receipt and acceptance of the cash consideration paid pursuant to Section 4(b) shall not be deemed a waiver by the Holder of its right to deliver an Objection Notice or an acceptance of the Cancellation Price Statement.

(ii) In the event the Holder delivers to the Company an Objection Notice within the Response Period, the Company and the Holder shall in good faith negotiate to settle the disputed valuation. If no resolution is reached within ten (10) days after delivery of the Objection Notice to the Company, then either party may elect by written notice to the other to submit the disputed valuation to an independent appraiser jointly selected by the Company and the Holder (or, if the parties are unable to agree upon a single appraiser within ten (10) days of such election, then each party promptly shall select an appraiser and those two appraisers promptly shall select an independent third appraiser) (such jointly selected appraiser, or such third appraiser, as the case may be, the “Appraiser”). The valuations contained in the Cancellation Price Statement and the Objection Notice shall be the minimum and maximum valuations, respectively and the Appraiser shall be limited to selecting any valuation between and including those amounts, and shall have no authority to determine any other valuation. The Company and the Holder promptly shall provide such information as the Appraiser may reasonably request in connection with its determination. As promptly as practicable after the engagement of the Appraiser, the Company and the Holder may each prepare and submit a presentation to the Appraiser. Each of the Company and the Holder shall use its commercially reasonable efforts to cooperate with the Appraiser and to cause the Appraiser to render its determination within thirty (30) days of its engagement. The Appraiser shall act as an expert and all determinations made by the Appraiser of the valuation (and the resulting calculation of the Cancellation Price) shall, in the absence of manifest error, be final, binding and conclusive on the parties. In the event that the dispute is resolved by a final determination by the Appraiser, the costs and expenses associated with the Appraiser shall be borne by the Holder, if the difference between the Appraiser’s determination of fair market value and the Holder’s determination of fair market value is greater than the difference between the Appraiser’s determination of fair market value and the determination of fair market value contained in the Cancellation Price Statement, and by the Company if the first such difference is less than the second such difference. Otherwise, the Company and the Holder shall each pay fifty percent (50%) of such fees and expenses. The parties agree that the procedure set forth in this Section 4(d) for resolving disputes shall be the sole and exclusive method for resolving any such disputes regarding calculation of the Cancellation Price; provided that this provision shall not prohibit either party from instituting litigation to enforce any ruling of the Appraiser.

(iii) Promptly, and in any event within five (5) business days, after final determination of the Cancellation Price in accordance with Section 4(d)(ii), if such finally determined Cancellation Price exceeds the amount paid as of the consummation of the Change of Control pursuant to Section 4(b), then the Company shall pay such excess amount in cash in the same manner as set forth in Section 4(b). All amounts determined to be payable under this Section 4(d)(iii) shall be deemed to have accrued interest at a rate of 5%, compounded annually, from the date of the consummation of the Change of Control to and including the date such amounts are fully paid in the manner set forth in Section 4(b), together with all accrued interest thereon.

(iv) The Company shall cause any acquirer or surviving entity resulting from the Change of Control to be bound by the Company’s obligations provided pursuant to this Section 4 following the consummation of the Change of Control.

(e) Effect of Cancellation. Any cancellation of this Warrant pursuant to this Section 4 shall be effective upon the consummation of such Change of Control and the payment of the Cancellation Price in accordance with Section 4(b), irrespective of whether this Warrant shall have been surrendered and notwithstanding any subsequent adjustment of the Cancellation Price. The Holder agrees to surrender this Warrant promptly following the consummation of such Change of Control upon the written request of the Company.

5. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Applicable Stock to provide for the exercise of the rights represented by this Warrant.

6. Adjustment of Shares and Exercise Price. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another entity (other than a merger with another entity in which the Company is the acquiring and the surviving entity and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing entity, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of this Warrant, and in lieu of the shares of Applicable Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Applicable Stock then purchasable under this Warrant. The provisions of this Section 6(a) shall similarly apply to successive reclassifications, changes, mergers and sales.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Applicable Stock, the Floor Price shall be proportionately decreased in the case of a subdivision and the Floor Price shall be proportionately increased in the case of a combination.

(c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Applicable Stock payable in Applicable Stock, then the Floor Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Floor Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Applicable Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Applicable Stock outstanding immediately after such dividend or distribution.

(d) Notice of Adjustments. Whenever the number or kind of securities purchasable upon the exercise of this Warrant or the Floor Price shall be adjusted pursuant to this Section 6 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Floor Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.

7. Compliance with U.S. Securities Act; Transfers.

(a) Compliance with U.S. Securities Act. The Holder, by acceptance hereof, hereby represents and warrants that: (i) the Holder is acquiring this Warrant and the underlying shares of Applicable Stock for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof; (ii) the Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act and not a registered broker-dealer under Section 15 of the U.S. Securities Exchange Act of 1934, as amended; (iii) the Holder understands and acknowledges that neither this Warrant nor the underlying shares of Applicable Stock has been registered under the U.S. Securities Act or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements thereof; (iv) the Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in this Warrant and the underlying shares of Applicable Stock, and has so evaluated the merits and risks of such investment; and (v) the Holder is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment. Upon any exercise of this Warrant, the Holder shall confirm in writing as of such date each of the foregoing representations and warranties in respect of the shares of Applicable Stock then being acquired. This Warrant and all shares of Applicable Stock issued upon exercise of this Warrant (unless registered under the U.S. Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE OR SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT, UNLESS SUCH OFFER, SALE, ASSIGNMENT OR OTHER TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.”

Said legend shall be removed by the Company, upon the request of the Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.

(b) Transfers. Except as provided below, this Warrant (and the right to purchase Shares represented hereby) is not detachable from the Stapled Preferred Shares and may only be transferred together with the Stapled Preferred Shares, and the Stapled Preferred Shares may only be transferred together with this Warrant, as more particularly described herein. Accordingly, subject in all events to compliance with any and all provisions applicable to the transfer of the Stapled Preferred Shares and this Warrant under applicable federal and state securities laws or as set forth in the applicable Purchase Agreement, the charter or by-laws of the Company, or any other contract or agreement between the Company and the Holder, in each case, as in effect from time to time (subject to any and all waivers thereof or exemptions thereunder granted to date or hereafter granted by the Company in writing), this Warrant may only be transferred, and shall be transferred, in conjunction and proportionally with any transfer of Stapled Preferred Shares to the transferee or transferees thereof. Following the redemption of all Stapled Preferred Shares, subject to compliance with the provisions on transfer (other than non-detachability) recited above, this Warrant may be transferred, in whole or in part, to a Permitted Transferee, provided that, following any such transfer, this Warrant together with all other Series Warrants, if any, are held by a single Person or by an Affiliated Group. For avoidance of doubt, prior to the redemption of all Stapled Preferred Shares, the preceding sentence (including, without limitation, any consent or other requirements contained within the definition of “Qualified Institutional Investor” set forth herein) shall not apply to any transfer of this Warrant. Subject to the foregoing, this Warrant is transferable on the books of the Company at its principal office by the Holder upon surrender of this Warrant properly endorsed. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to the Holder a new Warrant with respect to the portion of the Warrant not so transferred. Any purported transfer of this Warrant in violation of this Section 7 shall be null and void ab initio.

8. Rights as Shareholders; Information. No Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Stock or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

9. Representations and Warranties. The Company represents and warrants to the Holder as follows, as of the Warrant Date and as of the date of any purchase of Shares hereunder:

(a) This Warrant has been duly authorized and executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof.

(c) Assuming the accuracy of the representations and warranties of the Holder set forth herein, the issuance of the Applicable Stock upon exercise of this Warrant will be exempt from the registration requirements of the U.S. Securities Act and will have been registered or qualified (or is exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities laws.

10. Miscellaneous.

(a) Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States or Canadian certified mail, postage prepaid and return receipt requested, or (iv) by facsimile. All communications shall be sent to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant (or at such other addresses as shall be specified by notice given in accordance with this Section 10(a)). Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service or the Canadian Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours. At such time or times as the Series Warrants are held by an Affiliated Group, notice given to the holders of Series Warrants representing at least a majority of the shares of the Company’s capital stock underlying all then outstanding Series Warrants shall be deemed concurrently given to each other holder of the Series Warrants.

(b) Business Days. Unless the context otherwise requires, references in this Warrant to business days shall mean each day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close, and references in this Warrant to the close of business shall relate to normal business hours of the Company.

(c) Currency. Any payment in cash by the Holder to the Company in connection with any exercise of this Warrant, and any payment hereunder by the Company to the Holder, shall be made only in United States dollars. All references herein to “$” or “dollar” shall mean United States dollars.

(d) Binding Effect on Successors. This Warrant shall be binding upon any entity succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination or expiration of this Warrant.

(e) Lost Warrants or Share Certificates. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any certificate evidencing any Shares acquired upon exercise hereof and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or certificate, the Company will make and deliver a new Warrant or certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or certificate.

(f) Charges, Taxes and Expenses. Issuance of certificates for Shares of Applicable Stock upon any exercise of this Warrant shall be made without charge to the Holder for any documentary stamp tax or other incidental expense relating to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax in respect of any transfer involved in the issuance of such certificates in a name other than that of the then current Holder.

(g) Governing Law. This Warrant shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state.

(h) Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the Holder contained herein shall survive the Warrant Date, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

(i) Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

(j) Severability. If one or more provisions of this Warrant are held to be unenforceable under or in conflict with applicable laws or regulations of any jurisdiction, such provision shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(k) Entire Agreement. This Warrant, together with the applicable Purchase Agreement, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page intentionally left blank.]

The Company has caused this Warrant to be duly executed and delivered as of the Warrant Date specified above.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander

Name:	Stanley J. Olander
Title:	Chief Executive Officer

Address:

SIGNATURE PAGE TO NON-DETACHABLE WARRANT TO PURCHASE SHARES OF COMMON STOCK

EXHIBIT A

NOTICE OF EXERCISE

To: Landmark Apartment Trust of America, Inc. (the “Company”)

1. The undersigned hereby:

☐	elects to purchase Shares of Applicable Stock of the Company pursuant to Section 3(b) (Exercise Following IPO) of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full by payment of $ in cash;

☐	elects to purchase Shares of Applicable Stock of the Company pursuant to Section 3(c) (Exercise Relating to Change of Control) of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full by payment of $ in cash and/or by setoff of Stapled Preferred Shares being concurrently redeemed; or

☐	elects to purchase Shares of Applicable Stock of the Company pursuant to Section 3(c) (Exercise Relating to Change of Control) of the attached Warrant, such election to be conditional as provided in Section 3(c)(ii) thereof, and agrees to tender payment of the purchase price of such shares in full when due by payment of $ in cash and/or by setoff of Stapled Preferred Shares being concurrently redeemed.

2. Please issue a certificate or certificates representing the Shares issuable pursuant to the foregoing exercise in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned hereby represents and warrants that the representations and warranties set forth in Section 7(a) are true and correct with respect to the undersigned relating to the Shares being acquired hereby on and as of the date hereof, as though made on such date.

By:
Name:
Title:

(Date)